Exhibit 99.2

Arysta LifeScience Limited

Interim Condensed Consolidated Financial Statements

Interim Condensed Consolidated Income Statement

	Six months ended June 30,
(U.S. dollars in thousands)	2013	2014
	(unaudited)	(unaudited)
Continuing operations

Sales	$678,903	$699,646
Cost of goods sold	(437,040)	(438,958)

Gross profit	241,863	260,688

Selling, general and administrative expense	(166,221)	(176,471)
Other operating income	220	479
Other operating expense	(1,498)	(949)

Operating income	74,364	83,747

Interest income	10,658	9,517
Other financial income	29,223	5,137

Financial income	39,881	14,654

Interest expense	(79,782)	(54,602)
Other financial expense	(18,155)	(27,322)

Financial expense	(97,937)	(81,924)

Income (loss) before tax from continuing operations	16,308	16,477

Income tax benefit (expense)	(47,751)	(35,745)

Income (loss) after tax from continuing operations	$(31,443)	$(19,268)

Discontinued operations
Income (loss) after tax from discontinued operations	(2,912)	(688)

Net income (loss)	$(34,355)	$(19,956)

Attributable to:
Arysta LifeScience Limited (“ALS”) shareholder	$(39,109)	$(23,581)
Non-controlling interests	4,754	3,625

Net income (loss)	$(34,355)	$(19,956)

Earnings (loss) per share
Continuing operations	$(36,197)	$(22,893)
Discontinued operations	(2,912)	(688)

Basic and diluted earnings (loss) per share	$(39,109)	$(23,581)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted	1	1

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

Arysta LifeScience Limited

Interim Condensed Consolidated Financial
Statements

5.
Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”)
amounts are calculated by dividing the net income (loss) for the six months attributable to ordinary equity holders of the company by the weighted average number of ordinary shares outstanding during the six months as the Group has not issued any potentially dilutive securities, such as stock options or stock appreciation lights.

There have been no other transactions involving
ordinary shares or ordinary shares between the reporting date and the date of authorization of these financial statements.

The following reflects the income and share
data used in the basic and diluted earnings per share computations:

Six months ended June 30,

(U.S. dollars in thousands)

2013

2014

Net income (loss) attributable to shareholder of ALS from continuing operations

$
(36,197
)

$
(22,893
)

Net income (loss) attributable to shareholder of ALS from discontinued operations

(2,912
)

(688
)

Net income (loss) attributable to shareholder of ALS

$
(39,109
)

$
(23,581
)

Six months ended June 30,

2013

2014

Weighted average number of shares - basic and diluted

1

1

Six months ended June 30,

(U.S. dollars in thousands)

2013

2014

Basic and diluted EPS attributable to ordinary shareholder of ALS

$
(39,109
)

$
(23,581
)

Basic and diluted EPS from continuing operations

$
(36,197
)

$
(22,893
)